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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENOPTIX, INC.

        Tina S. Nova, Ph.D., hereby certifies that:

        ONE:    The original name of this company was DNA Dynamics, Inc. and the date the corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 20, 1999.

        TWO:    She is the duly elected and acting Chief Executive Officer of Genoptix, Inc., a Delaware corporation.

        THREE:    The Amended and Restated Certificate of Incorporation of this company is hereby amended and restated to read in its entirety as follows:

I.

        The name of this company is GENOPTIX, INC. (the "Company").

II.

        The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801 and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 125,019,000 shares, 70,500,000 shares of which shall be Common Stock (the "Common Stock") and 54,519,000 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

        B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

        C.    10,800,000 of the authorized shares of Preferred Stock are hereby designated Series 1-A Preferred Stock (the "Series 1-A Preferred"), 15,000,000 of the authorized shares of Preferred Stock are hereby designated Series 1-B Preferred Stock (the "Series 1-B Preferred"), 6,719,000 of the authorized shares of Preferred Stock are hereby designated Series 1-C Preferred Stock (the "Series 1-C Preferred"), and 22,000,000 of the authorized shares of Preferred Stock are hereby designated Series 1-D Preferred Stock ("Series 1-D Preferred" and, collectively with the Series 1-A Preferred, Series 1-B Preferred and Series 1-C Preferred, the "Series Preferred").

        D.    Following the filing of this Amended and Restated Certificate of Incorporation ("Restated Certificate"), the rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

        1.    DIVIDEND RIGHTS.

        (a)   Holders of the Series 1-D Preferred, in preference to the holders of Common Stock, Series 1-A Preferred, Series 1-B Preferred and Series 1-C Preferred, shall be entitled to receive, if, when and as declared by the Board of Directors of the Company (the "Board"), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series 1-D Initial Issue Price (as defined below) per annum on each outstanding share of Series 1-D Preferred (each such share and initial issue price as adjusted to reflect any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Holders of the Series 1-C Preferred, in preference to the holders of Common Stock, Series 1-A Preferred and Series 1-B Preferred, shall be entitled to receive, if, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series 1-C Initial Issue Price (as defined below) per annum on each outstanding share of Series 1-C Preferred (each such share and initial issue price as adjusted to reflect any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Holders of Series 1-A Preferred and Series 1-B Preferred, in preference to the holders of Common Stock, shall be entitled to receive, if, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series 1-A Initial Issue Price (as defined below) per annum on each outstanding share of Series 1-A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and eight percent (8%) of the Series 1-B Initial Issue Price (as defined below) per annum on each outstanding share of Series 1-B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

        (b)   The "Series 1-A Initial Issue Price" shall be $0.931. The "Series 1-B Initial Issue Price" shall be $0.6251. The "Series 1-C Initial Issue Price" shall be $0.893. The "Series 1-D Initial Issue Price" shall be $0.634.

        (c)   So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart, except for:

            (i)  acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or at the lesser of cost and the then fair market value of such shares on the date of termination of services to the Company; or

           (ii)  acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares.

        (d)   In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in an equal amount per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

        (e)   The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board, including at least two of the directors elected by the holders of a majority of the Series Preferred voting together as a single class on an as-if-converted basis (each a "Preferred Director").

        (f)    The holders of the Series Preferred expressly waive their rights, if any, as described in Sections 502, 503 and 506 of the California General Corporation Law ("CGCL") as they relate to repurchases of shares upon termination of employment or service as a consultant or director or other repurchases approved by the Board in accordance with Section 1(e) above.

        2.    VOTING RIGHTS.

        (a)    General Rights.    Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock) and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

        (b)    Separate Vote of Series Preferred.    For so long as at least an aggregate of 4,000,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding Series Preferred, voting together as a single class, shall be necessary for effecting or validating any of the following actions:

            (i)  Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred;

           (ii)  Any increase or decrease in the authorized number of shares of Common Stock, Preferred Stock or Series Preferred;

         (iii)  Any redemption, repurchase or other acquisition of any equity security of the Company (including warrants, options and other rights to acquire any equity security of the Company); provided, however, this restriction shall not apply to the repurchase of any such equity securities (or warrants, options or other rights to acquire any such equity security) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to the agreements under which the Company has the option to repurchase such shares at cost (or at the lesser of cost and the fair market value at the time of repurchase of such equity security) upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, or any redemption, repurchase or other acquisition of any equity security of the Company approved by the Board, including at least two Preferred Directors;

          (iv)  Any increase or decrease in the authorized number of members of the Board;

           (v)  Any authorization or incurrence of indebtedness in excess of $250,000 in any one instance or during any calendar month unless such authorization or incurrence of indebtedness is approved by the Board, including at least two Preferred Directors;

          (vi)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to or on parity with the Series 1-D Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

         (vii)  Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3);

        (viii)  Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock; or

          (ix)  Any voluntary dissolution or liquidation of the Company.

        (c)    Election of Board of Directors.

            (i)  For so long as at least 4,000,000 shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting those series after the filing date hereof), the holders of a majority of the Series Preferred voting together as a single class on an as-if-converted basis, shall be entitled to elect four (4) members of the Board as Preferred Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

           (ii)  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

        (d)    Removal.    Notwithstanding Section (c)(i) above, during such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

        3.    LIQUIDATION RIGHTS.

        (a)   Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, Series 1-A Preferred, Series 1-B Preferred or Series 1-C Preferred, the holders of Series 1-D Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series 1-D Preferred equal to the Series 1-D Initial Issue Price, plus all declared and unpaid dividends on the Series 1-D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series 1-D Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series 1-D Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series 1-D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (b)   After the payment of the full liquidation preference of the Series 1-D Preferred as set forth in Section 3(a) above, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, Series 1-A Preferred or Series 1-B Preferred, the holders of Series 1-C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series 1-C Preferred equal to the Series 1-C Initial Issue Price, plus all declared and unpaid dividends on the Series 1-C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series 1-C Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series 1-C Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series 1-C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (c)   After the payment of the full liquidation preference of the Series 1-D Preferred as set forth in Section 3(a) above and the full liquidation preference of the Series 1-C Preferred as set forth in Section 3(b) above, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series 1-A Preferred and Series 1-B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series 1-A Preferred equal to the Series 1-A Initial Issue Price, plus all declared and unpaid dividends on the Series 1-A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series 1-A Preferred held by them, and an amount per share of Series 1-B Preferred equal to the Series 1-B Initial Issue Price, plus all declared and unpaid dividends on the Series 1-B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series 1-B Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series 1-A Preferred and Series 1-B Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series 1-A Preferred and Series 1-B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        (d)   After the payment of the full liquidation preference of the Series 1-D Preferred as set forth in Section 3(a) above, the full liquidation preference of the Series 1-C Preferred as set forth in Section 3(b) above and the full liquidation preference of the Series 1-A Preferred and Series 1-B Preferred as set forth in Section 3(c) above, the assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

        (e)   The following events shall be considered a liquidation under this Section:

            (i)  (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred other than a transaction or series of related transactions primarily for purposes of raising additional capital (each, an "Acquisition"); or

           (ii)  a sale, lease, license or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

         (iii)  In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

            (A)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

              (1)   If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

              (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

              (3)   If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

            (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in accordance with subsections (A) (1), (2) or (3) above to reflect the approximate fair market value thereof, as determined by the Board.

        4.    CONVERSION RIGHTS.

        The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

          (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred or Series 1-D Preferred, as the case may be, being converted.

          (b)    Series Preferred Conversion Rate.    The conversion rate in effect at any time for conversion of the Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred and Series 1-D Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Series 1-D Initial Issue Price by the "Series Preferred Conversion Price," calculated as provided in Section 4(c).

          (c)    Series Preferred Conversion Price.    The conversion price for the Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred and Series 1-D Preferred shall initially be the Series 1-D Initial Issue Price (the "Series Preferred Conversion Price"). All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as adjusted as provided herein.

          (d)    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e)    Adjustment for Stock Splits and Combinations.    If at any time or from time to time after the date that the first share of Series 1-D Preferred is issued (the "Original Issue Date") the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Common Stock Dividends and Distributions.    If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

            (i)    The Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

              (A)  the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

              (B)  the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

            (ii)   If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

            (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          (g)    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (h)    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (i)    Sale of Shares Below the Series Preferred Conversion Price.

            (i)    If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price, the Series Preferred Conversion Price then in effect shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

              (A)  the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received

      (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price, and

              (B)  the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

        For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

            (ii)   No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

            (iii) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (iv)  For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

              (A)  in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

              (B)  in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

              (C)  If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

              (D)  No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of the Series Preferred.

            (v)   For the purpose of making any adjustment to the Series Preferred Conversion Price required under this Section 4(i), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

              (A)  shares of Common Stock issued upon conversion of or as a dividend or distribution of the Series Preferred (including without limitation pursuant to Section 4(j) below);

              (B)  shares of Common Stock and/or options, warrants or other Common Stock purchase rights to purchase such number of shares of Common Stock and the Common Stock issued pursuant to such options, warrants or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including at least two Preferred Directors;

              (C)  shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date;

              (D)  shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board, including at least two Preferred Directors;

              (E)  shares of Common Stock or Preferred Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including at least two Preferred Directors;

              (F)   any equity securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, collaborations, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board, including two Preferred Directors;

              (G)  any equity securities issued in connection with any other transaction or arrangement unanimously approved by the Board; and

              (H)  any equity securities issued by the Company pursuant to the terms of that certain Series 1-D Preferred Stock Purchase Agreement dated as of May 9, 2005 by and among the Company and the purchasers named therein, or that certain Follow-On Series 1-D Preferred Stock Purchase Agreement dated on or about August 3, 2005 by and among the Company and the purchasers named therein.

        References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

          (j)    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series 1-A Preferred, Series 1-B Preferred, Series 1-C Preferred, or Series 1-D Preferred, as the case may be, at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including, as applicable, a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          (k)    Notices of Record Date.    Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least fifty-five percent (55%) of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (l)    Automatic Conversion.

            (i)    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-five percent (55%) of the outstanding shares of Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $2.68 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least $35,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

            (ii)   Upon the occurrence of either of the events specified in Section 4(l)(i) above, the issued and outstanding shares of Series Preferred converted into shares of Common Stock upon any such event shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred converted into shares of Common Stock upon any such event are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of such shares of Series Preferred into shares of Common Stock upon any such event, the holders of shares of Series Preferred so converted shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends, in the case of an automatic conversion contemplated by Section 4(l)(i), shall be paid in accordance with the provisions of Section 4(d).

          (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (n)    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o)    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided, in each case, that such notice is also sent by first-class mail or a nationally recognized overnight courier, postage prepaid, or receipt of such electronic mail or facsimile is confirmed by sender by telephone, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          (p)    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          (q)    Reissuance of Converted Series Preferred.    The Company shall not reissue any shares of Series Preferred that are converted pursuant to this Section 4.

          (r)    No Dilution or Impairment.    Without the consent of the holders of then outstanding Series Preferred as required under Section 2, the Company shall not amend its Restated Certificate or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

        5.    Redemption.    The Series Preferred shall not be redeemable.

V.

        A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

        B.    The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        C.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

          B.    The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company.

          C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

*  *  *  *

        FOUR:    This Restated Certificate has been duly approved by the Board of the Company.

        FIVE:    This Restated Certificate has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the stockholders of the Company. The total number of outstanding shares entitled to vote or act by written consent was 397,206 shares of Common Stock, 10,701,383 shares of Series 1-A Preferred, 14,476,394 shares of Series 1-B Preferred and 6,718,940 shares of Series 1-C Preferred and 7,886,437 shares of Series 1-D Preferred. A majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Preferred Stock, a majority of the outstanding shares of Common Stock and Preferred Stock voting as a single class, a majority of the outstanding Shares of Series 1-A Preferred voting as a single class, a majority of the outstanding shares of Series 1-B Preferred voting as a single class, a majority of the outstanding shares of Series 1-C Preferred voting as a single class, and a majority of the outstanding shares of Series 1-D Preferred voting as a single class approved this Restated Certificate by written consent in accordance with Section 228 of the DGCL and prompt written notice of such was given by the Company in accordance with said Section 228 to those stockholders who did not approve this Restated Certificate by written consent.

        IN WITNESS WHEREOF, GENOPTIX, INC. has caused this AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chief Executive Officer this 2nd day of August 2005.

GENOPTIX, INC.
Signature:	/s/ TINA S. NOVA Tina S. Nova, Ph.D. President, Chief Executive Officer and Founder

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GENOPTIX, INC.
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